SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Strategic Organizing Center Issues Statement on Starbucks

Believes agreement on path forward reached by Starbucks and Workers United represents meaningful progress that will benefit all stakeholders

Withdrawing director nominees to allow the Company to focus on upholding its new commitments to workers and enhancing value for shareholders

WASHINGTON – March 5, 2024 – The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today issued the following statement:

The SOC launched our campaign for change at Starbucks this past November because we believed the Company’s response to its employees’ attempts to unionize was misguided. In our view, Starbucks’ strategy – overseen by the Board of Directors (the “Board”) – had materially damaged the value of the Company’s brand and negatively impacted its shareholders, partners and customers.

Last Tuesday, Starbucks and Workers United announced that the two sides had agreed to work together on a path forward to reach collective bargaining agreements for represented stores and partners, the resolution of litigation, and a fair process for workers to organize. Starbucks also took the significant step of providing employees represented by Workers United with the May 2022 benefits, including credit card tipping. As was widely noted, this agreement represents a potentially ‘huge shift’ in Starbucks’ labor relations strategy and a ‘major step forward for all involved.’1, 2

Since the announcements, we have had meaningful dialogue with a number of other shareholders. Based on these discussions, we believe that by and large shareholders are optimistic the Company has committed to these changes in good faith and intends to begin to repair its relationship with its workers, which will ultimately enhance performance and shareholder value. We also believe Starbucks’ establishment of its Environmental, Partner and Community Impact Board Committee represents an important governance reform, one which we hope will increase board oversight and performance on Starbucks’ partner-related issues.

While we continue to believe that our three exceptionally qualified nominees – Maria Echaveste, Hon. Wilma Liebman, and Hon. Josh Gotbaum – would be additive to the Starbucks Board, we feel that now is the time to acknowledge the progress that has been made and to allow the Company and its workers to focus on moving forward. As such, we are withdrawing our director nominations.

We think it’s imperative that shareholders continue to monitor the Board’s performance and Starbucks’ approach to labor relations issues in the coming months – and we plan to continue to hold the Company accountable going forward.

We would like to thank our nominees, the shareholders we engaged with, and everyone involved with our campaign. We are truly hopeful that the commitments made and steps taken last week will result in Starbucks returning to the right path, and the Company being able to fulfill its vast potential for all its stakeholders.

***

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1 The New York Times: Starbucks and Union Agree to Work Out Framework for Contract Talks, By Noam Scheiber (Feb. 27, 2024).

2 Institutional Shareholder Services Inc. report issued on Feb. 29, 2024.

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION ABOUT THE BLUE PROXY CARD

Blue proxy cards that have been properly signed and returned to the SOC or its agents will be voted as directed, except that any votes for the SOC’s nominees on such cards will be disregarded and will not be voted at the Annual Meeting. Relatedly, any votes marked for the Company’s nominees on the blue proxy card will be voted as directed at the Annual Meeting.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (877) 285-5990

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com